Exhibit 99.1

Match Group Reports Fourth Quarter and Full Year 2019 Results

Dallas, TX—February 4, 2020—Match Group (NASDAQ: MTCH) reported fourth quarter and full year 2019 financial results today and separately released an investor presentation, which is available on the Investor Relations section of its website at https://ir.mtch.com.

Q4 2019 HIGHLIGHTS

•	Total Revenue grew 20% over the prior year quarter to $547 million.

•	Average Subscribers increased 19% to 9.8 million, up from 8.2 million in the prior year quarter, and ARPU increased 1 cent to $0.59.

•	Tinder Average Subscribers were 5.9 million in Q4 2019, an increase of 36% over the prior year quarter. Tinder Direct Revenue grew 39% over the prior year quarter.

•	Operating income was $180 million, an increase of 19% over the prior year quarter, and Adjusted EBITDA increased 22% over the prior year quarter to $215 million.

•	Entered into a definitive agreement providing for the full separation of Match Group from the remaining businesses of IAC, expected to close in the second quarter of 2020.

FULL YEAR 2019 HIGHLIGHTS

•	Total Revenue grew 19% over the prior year to $2.1 billion.

•	Tinder Direct Revenue was $1.2 billion, an increase of 43% over the prior year.

•	Operating income was $649 million, an increase of 17% over the prior year, and Adjusted EBITDA increased 19% over the prior year to $779 million.

•	Operating cash flow was $658 million and Free Cash Flow was $620 million.

Key Financial and Operating Metrics

	Q4 2019	Q4 2018	Change
(In thousands, except EPS and ARPU)
Revenue	$547,167	$457,344	20%
Operating Income	$180,201	$151,001	19%
Operating Income Margin	33%	33%	(0.1	)pt
Net earnings attributable to shareholders	$132,226	$115,544	14%
Diluted EPS	$0.45	$0.39	15%
Adjusted EBITDA	$214,712	$175,590	22%
Adjusted EBITDA Margin	39%	38%	0.8	pt
Average Subscribers	9,809	8,234	19%
ARPU	$0.59	$0.58	1%
YTD Operating Cash Flow	$658,402	$603,455	9%
YTD Free Cash Flow	$619,648	$572,501	8%

See reconciliations of GAAP to non-GAAP measures starting on page 6.

Separation from IAC and Related Events

On December 19, 2019, Match Group and IAC entered into a definitive agreement providing for the full separation of Match Group from the remaining businesses of IAC. The transaction is expected to close in the second quarter of 2020, subject to a number of conditions, including (among other required approvals) the approval by a majority of the aggregate voting power of the outstanding shares of Match Group common stock held by the disinterested stockholders of Match Group and approvals by a majority of the aggregate voting power of the outstanding shares of IAC common stock and IAC Class B common stock, each voting as a separate class. Additional details regarding the transaction can be found in filings by Match Group with the Securities and Exchange Commission.

On January 31, 2020, the previously announced contribution of two office buildings in Los Angeles to Match Group from IAC in exchange for 1.4 million shares of Match Group common stock was completed.

Liquidity and Capital Resources

For the year ended December 31, 2019, we generated operating cash flow of $658 million and Free Cash Flow of $620 million, both increasing over the prior year primarily due to increased net earnings.

We net settled all stock options that were exercised and restricted stock units that vested during the quarter ended December 31, 2019, utilizing $36 million of cash to pay employee withholding taxes, and we issued 0.5 million fewer dilutive shares as a result, at an effective price of $73.69. We repurchased 0.4 million shares during the quarter ended December 31, 2019 for $30 million on a trade date basis at an average price of $72.57, further mitigating the dilutive impact of stock-based compensation activity. As of January 31, 2020, a total of 9.9 million shares remain available under the repurchase program that has been authorized by our Board of Directors.

As of December 31, 2019, the Company had $466 million in cash and cash equivalents and $1.6 billion of long-term debt. The Company has a $500 million revolving credit facility, which was undrawn as of December 31, 2019, and currently remains undrawn. Match Group’s trailing twelve-month leverage as of December 31, 2019 is 2.1x on a gross basis and 1.5x on a net basis.

As described more fully in the presentation to investors, dated December 19, 2019, available on our investor relations website at https://ir.mtch.com, and which was also filed with the Securities and Exchange Commission on December 19, 2019, the proposed transaction to separate Match Group from IAC would include the assumption by Match Group of $1.7 billion face value of exchangeable notes and related hedging instruments from IAC and payment of a $3.00 per share consideration to all shareholders, which totals approximately $840 million. We expect to fund the consideration through a combination of cash on hand and approximately $500 million of new borrowings.

As of December 31, 2019, Match Group had a total of 280.8 million common and class B common shares outstanding; and IAC’s economic ownership interest and voting interest in Match Group were 80.7% and 97.5%, respectively.

Income Taxes

In the fourth quarter of 2019 and 2018, Match Group recorded an income tax provision of $19 million and $21 million, respectively. The provisions in both periods are lower than the statutory rate of 21% due to excess tax benefits generated by the exercise or vesting of stock-based awards.

Conference Call

Match Group will audiocast a conference call to answer questions regarding its fourth quarter and full year financial results on Wednesday, February 5, 2020 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public, and the investor presentation reviewing the results has been posted, on Match Group’s investor relations website at https://ir.mtch.com.

GAAP FINANCIAL STATEMENTS

MATCH GROUP CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(In thousands, except per share data)
Revenue	$547,167	$457,344	$2,051,258	$1,729,850
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	142,070	111,210	527,184	410,000
Selling and marketing expense	100,308	103,148	427,440	419,954
General and administrative expense	70,587	50,173	254,966	180,286
Product development expense	38,397	33,499	151,960	132,030
Depreciation	8,341	7,909	32,450	32,968
Amortization of intangibles	7,263	404	8,727	1,318
Total operating costs and expenses	366,966	306,343	1,402,727	1,176,556
Operating income	180,201	151,001	648,531	553,294
Interest expense	(23,144)	(18,959)	(91,719)	(73,417)
Other (expense) income, net	(5,863)	3,088	(2,026)	7,765
Earnings from continuing operations, before tax	151,194	135,130	554,786	487,642
Income tax provision	(19,177)	(21,147)	(20,361)	(14,673)
Net earnings from continuing operations	132,017	113,983	534,425	472,969
Loss from discontinued operations, net of tax	—	—	—	(378)
Net earnings	132,017	113,983	534,425	472,591
Net loss attributable to noncontrolling interests	209	1,561	306	5,348
Net earnings attributable to Match Group, Inc. shareholders	$132,226	$115,544	$534,731	$477,939

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.47	$0.42	$1.91	$1.73
Diluted	$0.45	$0.39	$1.81	$1.61

Basic shares outstanding	280,171	278,107	280,490	277,005
Diluted shares outstanding	293,669	295,139	295,333	296,775

Stock-based compensation expense by function:
Cost of revenue	$833	$519	$3,693	$2,287
Selling and marketing expense	1,187	1,073	5,112	3,599
General and administrative expense	8,948	8,529	42,863	32,346
Product development expense	7,939	6,100	38,056	27,799
Total stock-based compensation expense	$18,907	$16,221	$89,724	$66,031

MATCH GROUP CONSOLIDATED BALANCE SHEET

	December 31, 2019	December 31, 2018
	(In thousands)
ASSETS
Cash and cash equivalents	$465,676	$186,947
Accounts receivable, net	116,459	99,052
Other current assets	94,200	57,766
Total current assets	676,335	343,765

Right of use assets	43,288	—
Property and equipment, net	65,940	58,351
Goodwill	1,239,584	1,244,758
Intangible assets, net	228,324	237,640
Deferred income taxes	140,726	134,347
Long-term investments	5,076	9,076
Other non-current assets	24,439	25,124
TOTAL ASSETS	$2,423,712	$2,053,061

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$20,191	$9,528
Deferred revenue	218,843	209,935
Accrued expenses and other current liabilities	178,578	135,971
Total current liabilities	417,612	355,434

Long-term debt, net	1,603,483	1,515,911
Income taxes payable	12,597	13,918
Deferred income taxes	18,285	20,174
Other long-term liabilities	51,068	21,760

Redeemable noncontrolling interest	709	—

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	77	72
Class B convertible common stock	210	210
Additional paid-in capital	(171,765)	(57,575)
Retained earnings	988,509	453,778
Accumulated other comprehensive loss	(147,438)	(137,166)
Treasury stock	(349,808)	(133,455)
Total Match Group, Inc. shareholders’ equity	319,785	125,864
Noncontrolling interests	173	—
Total shareholders’ equity	319,958	125,864
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,423,712	$2,053,061

MATCH GROUP CONSOLIDATED STATEMENT OF CASH FLOWS

	Twelve Months Ended December 31,
	2019	2018
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings from continuing operations	$534,425	$472,969
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	89,724	66,031
Depreciation	32,450	32,968
Amortization of intangibles	8,727	1,318
Deferred income taxes	(7,472)	(19,639)
Acquisition-related contingent consideration fair value adjustments	—	320
Other adjustments, net	8,536	230
Changes in assets and liabilities
Accounts receivable	(17,862)	17,272
Other assets	(24,301)	(14,606)
Accounts payable and other liabilities	29,076	20,769
Income taxes payable and receivable	(4,379)	12,765
Deferred revenue	9,478	13,058
Net cash provided by operating activities attributable to continuing operations	658,402	603,455
Cash flows from investing activities attributable to continuing operations:
Net cash (used) acquired in business combinations	(3,759)	1,136
Capital expenditures	(38,754)	(30,954)
Purchases of investments	—	(3,800)
Other, net	1,063	(4,143)
Net cash used in investing activities attributable to continuing operations	(41,450)	(37,761)
Cash flows from financing activities attributable to continuing operations:
Borrowings under the Credit Facility	40,000	260,000
Principal payments on Credit Facility	(300,000)	—
Proceeds from Senior Notes offering	350,000	—
Debt issuance costs	(5,593)	(1,281)
Proceeds from issuance of common stock pursuant to stock-based awards	—	12
Withholding taxes paid on behalf of employees on net settled stock-based awards	(203,177)	(207,720)
Dividends	—	(556,372)
Purchase of treasury stock	(216,353)	(133,455)
Purchase of noncontrolling interests	(1,650)	(9,980)
Acquisition-related contingent consideration payments	—	(185)
Other, net	(74)	(574)
Net cash used in financing activities attributable to continuing operations	(336,847)	(649,555)
Total cash provided by (used in) continuing operations	280,105	(83,861)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,442)	(1,760)
Net increase (decrease) in cash, cash equivalents, and restricted cash	278,663	(85,621)
Cash, cash equivalents, and restricted cash at beginning of period	187,140	272,761
Cash, cash equivalents, and restricted cash at end of period	$465,803	$187,140

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

MATCH GROUP RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$132,226	$115,544	$534,731	$477,939
Add back:
Net loss attributable to noncontrolling interests	(209)	(1,561)	(306)	(5,348)
Loss from discontinued operations, net of tax	—	—	—	378
Income tax provision	19,177	21,147	20,361	14,673
Other expense (income), net	5,863	(3,088)	2,026	(7,765)
Interest expense	23,144	18,959	91,719	73,417
Operating Income	180,201	151,001	648,531	553,294
Stock-based compensation expense	18,907	16,221	89,724	66,031
Depreciation	8,341	7,909	32,450	32,968
Amortization of intangibles	7,263	404	8,727	1,318
Acquisition-related contingent consideration fair value adjustments	—	55	—	320
Adjusted EBITDA	$214,712	$175,590	$779,432	$653,931

Revenue	$547,167	$457,344	$2,051,258	$1,729,850
Operating income margin	33%	33%	32%	32%
Adjusted EBITDA margin	39%	38%	38%	38%

MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

	Twelve Months Ended December 31,
	2019	2018
	(In thousands)
Net cash provided by operating activities attributable to continuing operations	$658,402	$603,455
Capital expenditures	(38,754)	(30,954)
Free Cash Flow	$619,648	$572,501

MATCH GROUP RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE, EXCLUDING FOREIGN EXCHANGE EFFECTS

	Three Months Ended December 31,
	2019	Change	% Change	2018
(Dollars in thousands, except ARPU)
Revenue, as reported	$547,167	$89,823	20%	$457,344
Foreign exchange effects	5,333
Revenue Excluding Foreign Exchange Effects	$552,500	$95,156	21%	$457,344

(Change calculated using non-rounded numbers)
ARPU, as reported	$0.59		1%	$0.58
Foreign exchange effects	—
ARPU, excluding foreign exchange effects	$0.59		2%	$0.58

International ARPU, as reported	$0.56		(1)%	$0.56
Foreign exchange effects	0.01
International ARPU, excluding foreign exchange effects	$0.57		1%	$0.56

	Twelve Months Ended December 31,
	2019	Change	% Change	2018
(Dollars in thousands, except ARPU)
Revenue, as reported	$2,051,258	$321,408	19%	$1,729,850
Foreign exchange effects	47,459
Revenue Excluding Foreign Exchange Effects	$2,098,717	$368,867	21%	$1,729,850

(Change calculated using non-rounded numbers)
ARPU, as reported	$0.58		2%	$0.57
Foreign exchange effects	0.02
ARPU, excluding foreign exchange effects	$0.60		4%	$0.57

International ARPU, as reported	$0.56		—%	$0.56
Foreign exchange effects	0.03
International ARPU, excluding foreign exchange effects	$0.59		5%	$0.56

DILUTIVE SECURITIES

Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

1/31/2020
Share Price	$78.22
Absolute Shares	282.7
Vested Options and Awards
Match Group Options	3.2
IAC Equity Awards	0.3
Total Dilution - Vested Options and Awards	3.5

Unvested Options and Awards
Match Group Options	4.4
Match Group RSUs	1.4
Total Dilution - Unvested Options and Awards	5.8

Total Dilution	9.2
% Dilution	3.2%
Total Diluted Shares Outstanding	291.9

The dilutive securities presentation in the above table is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.

Options — The table above assumes the option exercise price and the estimated income tax benefit from the tax deduction received upon the exercise of options (both vested and unvested awards) is used to repurchase Match Group shares.

Match Group is currently net settling all exercised options net of both the exercise price and employee withholding taxes. If the table above assumed options were also net settled for employee withholding taxes at a 50% withholding rate, the dilution shown above would be reduced by 2.0 million and 2.8 million shares for vested and unvested options, respectively, and the withholding taxes paid by the Company on behalf of the employees would be $160.2 million and $220.1 million for vested and unvested options, respectively.

RSUs — The table above assumes RSUs are settled net of withholding taxes, as is our practice, and the dilutive effect is presented as the net number of shares that would be issued upon vesting assuming a withholding tax rate of 50%. Withholding taxes paid by the Company on behalf of the employees upon vesting would have been $202.1 million, assuming the stock price in the table above and a 50% withholding rate.  The table above also assumes the estimated income tax benefit from the tax deduction received upon the vesting of Match Group RSUs is used to repurchase Match Group shares.

IAC Equity Awards — IAC Equity awards represent options and market-based restricted stock units denominated in the shares of IAC that have been issued to employees of Match Group. Upon the exercise or vesting of IAC Equity awards, IAC will settle the awards with shares of IAC, and Match Group will issue additional shares of Match Group to IAC as reimbursement. The table above assumes the estimated income tax benefit from the tax deduction received upon the exercise or vesting of IAC denominated equity awards is used to repurchase Match Group shares.

PRINCIPLES OF FINANCIAL REPORTING

Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing how our business performed without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments, which we describe below, between the GAAP and non-GAAP measures. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because they are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes certain expenses.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities from continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted EBITDA.

Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

DEFINITIONS

Direct Revenue - is revenue that is received directly from end users of our products and includes both subscription and à la carte revenue.

Indirect Revenue - is revenue that is not received directly from end users of our products, substantially all of which is advertising revenue.

Subscribers - are users who purchase a subscription to one of our products. Users who purchase only à la carte features are not included in Subscribers.

Average Subscribers - is the number of Subscribers at the end of each day in the relevant measurement period divided by the number of calendar days in that period.

Average Revenue per Subscriber (“ARPU”) - is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte) divided by the Average Subscribers in such period and further divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

Leverage on a gross basis - is calculated as principal debt balance divided by Adjusted EBITDA for the period referenced.

Leverage on a net basis - is calculated as principal debt balance less cash and cash equivalents divided by Adjusted EBITDA for the period referenced.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on February 5, 2020, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, the expected timing of the separation of Match Group from IAC/InterActiveCorp, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC, and the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the costs and expected benefits of the proposed transaction, the calculation of, and factors that may impact the calculation of, the exchange ratio at which shares of IAC capital stock will be converted into the right to receive new shares of the post-separation Match Group in connection with the transaction, the expected timing of the transaction or whether it will be completed, whether the conditions to the transaction can be satisfied, the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement (including the failure to receive any required approvals from the stockholders of IAC and Match Group or any required regulatory approvals), any litigation arising out of or relating to the proposed transaction, the ability of the parties to successfully consummate the financing transactions contemplated to be completed in connection with the proposed transaction, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of IAC and Match Group. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.

No Offer or Solicitation / Additional Information and Where To Find It

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This communication is being made in respect of a proposed transaction involving IAC, IAC Holdings, Inc. (“New IAC”) and Match Group. In connection with the proposed transaction, IAC, New IAC and Match Group intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a joint registration statement on Form S-4 to be filed by IAC and New IAC that will include a preliminary joint proxy statement of IAC and Match Group. The information in the preliminary joint proxy statement/prospectus will not be complete and may be changed. Each of IAC and Match Group will deliver the definitive joint proxy statement to their shareholders as required by applicable law. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF IAC AND MATCH GROUP ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by IAC (when they become available) may be obtained free of charge on IAC’s website at www.iac.com. Copies of documents filed with the SEC by Match Group (when they become available) may also be obtained free of charge on Match Group’s website at www.mtch.com.

Participants in the Solicitation

IAC and Match Group and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their respective shareholders in favor of the proposed transaction under the rules of the SEC. Information about IAC’s directors and executive officers is available in IAC’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 1, 2019, and IAC’s definitive proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 30, 2019. Information about Match Group’s directors and executive officers is available in Match Group’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 28, 2019 and Match Group’s definitive proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 30, 2019. Additional information regarding participants in the proxy solicitations and a description of their direct and indirect interests will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

About Match Group

Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to our users all over the world.

Contact Us

Lance Barton

Match Group Investor Relations

(212) 314-7400

Justine Sacco

Match Group Corporate Communications

(212) 445-5088

Match Group

8750 North Central Expressway, Dallas, TX 75231, (214) 576-9352 https://mtch.com